    As filed with the Securities and Exchange Commission on January 14, 1998

                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                ------------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                ------------------------------------------------

                          JLK DIRECT DISTRIBUTION INC.

          PENNSYLVANIA                                           23-2896928
   (State or jurisdiction of                                  (I.R.S. Employer
 Incorporation or organization)                              Identification No.)

                              STATE ROUTE 981 SOUTH
                                  P.O. BOX 231
                        LATROBE, PENNSYLVANIA 15650-0231
                    (Address of principal executive offices)

                   -------------------------------------------

                          JLK DIRECT DISTRIBUTION INC.
                      1997 STOCK OPTION AND INCENTIVE PLAN
                            (Full title of the plan)

                   -------------------------------------------

     MICHAEL W. RUPRICH, PRESIDENT                        COPIES OF COMMUNICATIONS TO:
      JLK DIRECT DISTRIBUTION INC.                           Ronald Basso, Esquire
         STATE ROUTE 981 SOUTH                    Buchanan Ingersoll Professional Corporation
              P.O. BOX 231                                     One Oxford Centre
    LATROBE, PENNSYLVANIA 15650-0231                      301 Grant Street, 20th Floor
(Name and address of agent for service)                    Pittsburgh, PA 15219-1410
              412-539-5000                                        412-562-3943
(Telephone number of agent for service)

                   -------------------------------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED
                                                          MAXIMUM          PROPOSED MAXIMUM
     TITLE OF SECURITIES TO BE        AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING          AMOUNT OF
            REGISTERED                 REGISTERED        PER SHARE               PRICE            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
       Class A Common Stock
          (par value $.01                 513,500        $20.00(1)            $10,270,000(1)       $3,029.65(1)
             per share)
                                     --------------------------------------------------------------------------------
                                           22,000       $26.9375(1)              $592,625(1)         $174.82(1)
                                     --------------------------------------------------------------------------------
                                        1,464,500         $28.66(2)           $41,972,570         $12,381.91(2)
---------------------------------------------------------------------------------------------------------------------
TOTAL                                   2,000,000          -----              $52,835,195         $15,586.38
---------------------------------------------------------------------------------------------------------------------

(1) In accordance with Rule 457(h), such price is the price at which the options with respect to such shares may be exercised.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as quoted on the New York Stock Exchange on January 12, 1998, as reported in The Wall Street Journal, Midwest Edition, on January 13, 1998.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION

         The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the Commission") either as apart of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 2. COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Upon written or oral request, any of the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus) other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the JLK Direct Distribution Inc. 1997 Stock Option and Incentive Plan and its administrators are available without charge by contacting:

                          JLK Direct Distribution Inc.
                              State Route 981 South
                                  P.O. Box 231
                             Latrobe, PA 15650-0231
                                 (412) 539-5000

                          Attn: Kevin G. Nowe, Esquire

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This Registration Statement relates to the JLK Direct Distribution Inc. 1997 Stock Option and Incentive Plan (the "Plan"). JLK Direct Distribution Inc. (the "Company") is incorporated in the Commonwealth of Pennsylvania.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are incorporated herein by reference:

         (a) The Company's Form 10-K for the fiscal year ended June 30, 1997 as filed by the Company with the Securities and Exchange Commission (the "Commission") on September 29, 1997, and as amended by the Company's Form 10-K/A filed with the Commission on October 16, 1997.

         (b) All other reports, if any, filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company document referred to in (a) above.

         (c) The description of the Company's Class A Common Stock, par value $.01 per share (the "Common Stock"), as set forth in the Company's Form 8-A filed with the Commission on June 5, 1997.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Buchanan Ingersoll Professional Corporation ("BIPC"), counsel for the Company, is issuing an opinion to the Company in connection with this Registration Statement regarding the legality of the securities being registered. Mr. William R. Newlin, the Managing Director and a shareholder of BIPC, is the Chairman of the Board of the Company and beneficially owns 20,000 shares of its Common Stock. However, except as set forth above, as of the date hereof, neither BIPC, nor any of the attorneys of BIPC who may be deemed to be substantively involved in this Registration Statement, beneficially owned any shares of the Common Stock of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL").
Section 1741 (relating to third party actions) and 1742 (relating to derivative actions) of the BCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party to a third-party or derivative action, respectively, by reason that such person is or was a representative of the corporation. The BCL defines representative to mean a director, officer, employee or agent thereof (a "Representative"). These sections further state that the corporation is authorized to indemnify the Representative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

         Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney's fees) in connection with the claim or action.

         Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, or otherwise. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

         The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania's public policy.

         Article 10 of the Company's Amended and Restated Articles of Incorporation provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his or her office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director's criminal or tax liability is not limited by the foregoing provision.

         Section 8.2 of Article 8 of the Company's bylaws requires the Company to indemnify any director or officer who is involved in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, unless a court determines that such director or officer's conduct constitutes willful misconduct or recklessness. However, the Company will indemnify a director or officer who initiates an action only if the action was authorized by the board of directors. The right to indemnification conferred by this bylaw includes payment of all reasonable expenses, including attorney's fees, and any liability and loss. The bylaws further provide that any director or officer who is entitled to indemnification but is not paid in full by the Company within forty-five (45) days after a written claim, may bring suit against the Company; and if the director or officer succeeds, in whole or in part, he or she shall be entitled to be paid also the expense of prosecuting such claim.

         Generally, the Company has entered into indemnification contracts with directors and officers of the Company which entitle them to full indemnification in accordance with the BCL and the Company's bylaws. Also, pursuant to the indemnification contracts, the Company is obligated to purchase and maintain directors and officers' liability insurance. Accordingly, the Company provides insurance contracts which insure its directors and officers, within the limits and subject to the limitations of the policies, against certain expenses and liabilities which have been incurred by, or resulted from, any actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

    4.01 Amended and Restated Articles of Incorporation, of the Company incorporated by reference to Exhibit 3.A of Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-25989), filed with the Commission on June 4, 1997 ("Amendment No. 1").

    4.02 By-laws of the Company (incorporated herein by reference to Exhibit 3.B of the Amendment No. 1.

    5.01 Opinion of Buchanan Ingersoll Professional Corporation (filed herewith).

    23.01 Consent of Arthur Andersen LLP (filed herewith).

    23.02 Consent of Buchanan Ingersoll Professional Corporation (contained in opinion filed as Exhibit 5.01).

    24    Powers of Attorney (included as part of the signature page hereof).

ITEM 9. UNDERTAKINGS

         (a) The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           Provided however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Unity Township, Westmoreland County, Commonwealth of Pennsylvania, on the 14th day of January, 1998.

                                                    JLK DIRECT DISTRIBUTION INC.

                                                    By: /s/ MICHAEL J. MUSSOG
                                                        ------------------------
                                                        Michael J. Mussog
                                                        Vice President and
                                                        Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 14, 1998.

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature below constitutes and appoints William R. Newlin and David T. Cofer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all related Registration Statements (including amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Signature                                   Capacity
         ---------                                   --------
        *
-------------------------------                      President and Director
Michael W. Ruprich                                     and Principal Executive Officer

/s/ Michael J. Mussog
-------------------------------                      Vice President
Michael J. Mussog                                      and Chief Financial Officer (Principal Financial
                                                       and Accounting Officer)
        *
-------------------------------                      Director
Richard C. Alberding

        *
-------------------------------                      Director
Jeffrey M. Boetticher

        *
-------------------------------                      Director
Irwin. L. Elson

        *
-------------------------------                      Director
Robert L. McGeehan

        *
-------------------------------                      Director
Aloysius T. McLaughlin, Jr.

        *
-------------------------------                      Chairman of the Board of Directors
William R. Newlin

* By: /s/ Michael J. Mussog
      ------------------------
      Attorney-in-fact

EXHIBIT INDEX


EXHIBIT NO.                  DESCRIPTION

    4.01 Amended and Restated Articles of Incorporation of the Company incorporated by reference to Exhibit 3.A of Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-25989), as filed with the Commission on June 4, 1997 ("Amendment No. 1").

    4.02 By-laws of the Company incorporated by reference to Exhibit 3.B of Amendment No. 1.

    5.01 Opinion of Buchanan Ingersoll Professional Corporation (filed herewith).

    23.01 Consent of Arthur Andersen LLP (filed herewith).

    23.02 Consent of Buchanan Ingersoll Professional Corporation (contained in opinion filed as Exhibit 5.01).

    24    Powers of Attorney (included as part of the signature page hereof).